EXHIBIT (a)(5)

OFFER TO PURCHASE FOR CASH

All the outstanding shares of Common Stock

of

SUNTERRA CORPORATION

at

$16.00 Per Share

by

DRS ACQUISITION CORP.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON WEDNESDAY, APRIL 25, 2007, UNLESS THE OFFER IS EXTENDED.

March 16, 2007

To Our Clients:

Enclosed for your consideration are an Offer to Purchase dated March 16, 2007 and a related letter of transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to the Offer by DRS Acquisition Corp., a Maryland corporation (the “Offeror”) and a wholly-owned subsidiary of DR Resort Holdings LLC, a Nevada limited liability company and an affiliate of Diamond Resorts, LLC, a Nevada limited liability company, to purchase all the outstanding shares of common stock, par value $.01 per share (the “shares”), of Sunterra Corporation, a Maryland corporation (“Sunterra”), on the terms and subject to the conditions set forth in the Offer.

We are the holder of record of shares held by us for your account. A tender of those shares can be made only by us as the holder of record and pursuant to your instructions. The letter of transmittal is furnished to you for your information only and cannot be used to tender shares held by us for your account.

We request instructions as to whether you wish to tender any or all of the shares held by us for your account pursuant to the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1. The Offer price is $16.00 per share, net to the seller in cash (subject to applicable withholding of United States federal, state and local taxes), without interest thereon, on the terms and subject to the conditions set forth in the Offer.

2. The undersigned understands that, under the terms of the Offer, the Offeror will not be obligated to purchase any shares unless following the Offer it will own a sufficient number of shares to effectuate a short form merger under the Maryland General Corporate Law.

3. The Offer is conditioned upon the conditions to the Offer described in Section 1 of the Offer to Purchase.

4. Tendering stockholders will not be obligated to pay brokerage fees or commissions to the depositary or the information agent or, except as set forth in Section 3 of the Offer to Purchase, transfer taxes on the purchase of shares by the Offeror pursuant to the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Section 3 of the Offer to Purchase.

If you wish to have us tender any of or all the shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your shares, all such shares will be tendered unless you otherwise specify below. Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the expiration date.

In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by Mellon Investor Services LLC (the “depositary”) of (1) the certificates for (or a timely book-entry confirmation (as defined in the Offer to Purchase) with respect to) such shares, (2) a letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an agent’s message (as defined in the Offer to Purchase), and (3) any other documents required by the letter of transmittal. Accordingly, tendering stockholders may be paid at different times depending on when certificates for shares or book-entry confirmations with respect to shares are actually received by the depositary.

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE OFFEROR, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of that jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE UP TO ALL THE SHARES OF COMMON STOCK

OF

SUNTERRA CORPORATION

The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase dated March 16, 2007 and the related letter of transmittal relating to the Offer by DRS Acquisition Corp. to purchase all the outstanding shares of common stock, par value $.01 per share (the “Shares”), of Sunterra Corporation, a Maryland corporation.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned (or, if no amount is indicated below, all the shares held by you for the account of the undersigned) on the terms and subject to the conditions set forth in the Offer to Purchase and the related letter of transmittal.

Number of Shares to be Tendered*

shares

Signature(s)

Dated: , 2007

Please Type or Print Name(s)

Address(es) (including Zip Code(s)):

Area Code and Telephone No.:

Taxpayer Identification or Social Security No.:

* Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.